UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 12, 2021

Mednax, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-12111	26-3667538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Concord Terrace

Sunrise, Florida 33323

(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code (954) 384-0175

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	MD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 12, 2021, Mednax, Inc., a Florida corporation (the “Company”), through Mednax Services, Inc., a Florida corporation and wholly-owned subsidiary of the Company (“Mednax Services”), entered into a Services Agreement (the “Agreement”) with R1 RCM Inc. (“R1”), a Delaware corporation, pursuant to which R1 will be the primary provider of enterprise revenue cycle management services for the Company.

Under the terms of the Agreement, Mednax Services will pay R1 certain base fees based on the cost to collect revenue and certain improvement fees based on the improvement generated by R1 in certain metrics, in each case as calculated in accordance with the Agreement.

The Agreement contains customary representations, warranties and covenants of Mednax Services and R1, including indemnities for breach of the Agreement and third-party claims, subject to certain limitations. Each of Mednax Services and R1 may terminate the Agreement prior to the end of its five-year term for material breach, insolvency, or regulatory exclusions, subject to certain notice and cure periods, and Mednax Services may terminate the Agreement upon a change in control of either the Company or R1, or upon a failure of R1 to achieve certain metrics set forth in the Agreement, subject to payment of certain termination fees. The Agreement also provides for a two-year renewal option. As part of the Agreement, certain designated employees of Mednax Services will transition to R1.

The foregoing description of the Agreement is not complete and is qualified in its entirety by the full text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mednax, Inc.

Date: May 17, 2021

	By:	/s/ C. Marc Richards
C. Marc Richards Chief Financial Officer